MINERAL PROPERTY OPTION AGREEMENT

BETWEEN

DALTON DUPASQUIER AND

FORCE ENERGY CORP.

ZORO MINERAL CLAIM

PROVINCE OF MANITOBA

TABLE OF CONTENTS
DEFINITIONS	3
REPRESENTATIONS AND WARRANTIES OF DUPASQUIER	5
REPRESENTATIONS AND WARRANTIES OF FORCE	6
GRANT AND EXERCISE OF OPTION	7
RIGHT OF ENTRY	8
OBLIGATIONS OF DUPASQUIER DURING PROPERTY OPTION PERIOD	8
TERMINATION OF PROPERTY ACQUISITION	9
TRANSFERS	9
FORCE MAJEURE	10
CONFIDENTIAL INFORMATION	10
ARBITRATION	11
DEFAULT AND TERMINATION	11
NOTICES	11
GENERAL	12

SCHEDULE "A" DESCRIPTION OF PROPERTY RIGHTS AND PROPERTY

OPTION AGREEMENT

THIS AGREEMENT made effective as of the 6 day of July, 2010.

BETWEEN:

DALTON PUPASQUIER, an individual having a residence at 201-14881 Marine Drive, White Rock, British Columbia, Canada;

(hereafter “Dupasquier”)

 - And -

FORCE ENERGY CORP., a body corporate, incorporated under the Laws of Nevada and having offices at 1400- 16th Street, 16 Market Square, Suite 400, Denver, Co., 80202, USA.

(hereafter “Force”)

WHEREAS:

A.       Dupasquier is the holder of or is entitled to become the holder of all Property Rights related to the Property; and

B.      Dupasquier has agreed to grant an Option to Force to acquire an interest in and to the Property Rights and the Property, on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of $10.00 now paid by Force to Dupasquier (the receipt of which is hereby acknowledged), the parties agree as follows:

DEFINITIONS

1.1               For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

a)	"Agreement" means this agreement and any amendments thereto from time to time;

b)	"Dupasquier" means Dalton. Dupasquier

c)	"Closing Agent" means the legal firm of Maitland & Company, whose offices are located in Vancouver, British Columbia

d)	"Commencement Date" means the date of this Agreement;

e)	"Completion Date" means the date on which Force fulfills all of its obligations with respect to proper exercise of the Option as contemplated in Article 4 hereof;

f)
"Feasibility Report" means a detailed written report of the results of a comprehensive study on the economic feasibility of placing the Property or a portion thereof into Commercial Production and shall include a reasonable assessment of the mineral ore reserves and their amenability to metallurgical treatment, a description of the work, equipment and supplies required to bring the Property or a portion thereof into Commercial Production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported by an explanation of the data used therein;

g)	"Force" means Force Energy Corp.;

h)
"Mine" means the workings established and assets acquired, including, without limiting the generality of the foregoing, development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Property into Commercial Production;

a.	"Mineral Products" means the end products derived from operating the Property as a Mine;
b.	"Mining Operations" means every kind of work done:
c.	on or in respect of the Property in accordance with a Feasibility Report; or
d.
if not provided for in a Feasibility Report, unilaterally and in good faith to maintain the Property in good standing, to prevent waste, or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement;

including, without limiting the generality of the foregoing, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection;

i)	"Operator" means a person or persons if any who may be engaged by Force, at its sole discretion, to be the Operator of the Property;

j)	"Option" means the irrevocable option for Force to earn in and acquire a net undivided interest in and to the Property as provided in this Agreement;

k)	"Option Period" means the period commencing on the Commencement Date to and including June 15,2013;

L)	"Property" means the exploration properties and lands located in the Province of Manitoba all as more particularly described in Schedule "A" hereto;

m)
"Property Rights" means all applications for permits for general reconnaissance, permit for general reconnaissance, interim approvals, applications for contracts of work, contracts of work, licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration and development of the Property, or for the purpose of placing the Property into production or continuing production therefrom.

REPRESENTATIONS AND WARRANTIES OF DUPASQUIER

2.1          Dupasquier hereby acknowledges and confirms that it holds the Property Rights related to an undivided one hundred (100%) percent interest in the Property as at the date hereof.

2.2          Dupasquier represents and warrants to Force that:

a)
Dupasquier is lawfully authorized to hold his interest in the Property and will remain so entitled until 85% of the interests of Dupasquier in the Property have been duly transferred to Force as contemplated by the terms hereof;

b)
Dupasquier is an individual, has attained the age of majority and is legally competent to execute this agreement and to take all actions required pursuant thereto and that upon execution and delivery, this agreement, will constitute a legal, valid and binding contract of Dupasquier enforceable against Dupasquier in accordance with its terms;

c)
as at the date hereof and at the time of transfer to Force of an interest in the mineral claims and/or exploration licenses comprising the Property Dupasquier is and will be the beneficial owner of its interest in the Property free and clear of all liens, charges, claims, royalties or net profit interests of whatsoever nature, and no taxes or rentals will be due in respect of any thereof;

d)	Dupasquier has the right and capacity to deal with the Property and the right to enter into this Agreement and to dispose of his right, title and interest in the Property as herein contemplated;
e)
there is no adverse claim or challenge against or to Dupasquier's interest in the Property, nor to the knowledge of Dupasquier is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase such interest in the Property or any portion thereof other than this Agreement;

f)	no person has any royalty, net profit interests or other interest whatsoever in the Property;
g)
Dupasquier is duly authorized to execute this Agreement and for the performance of this Agreement by him, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its articles or constating documents or any indenture, agreement or other instrument whatsoever to which Dupasquier is a party or by which he is bound or to which he or the Property may be subject;

h)
no proceedings are pending for, and he is unaware of any basis for the institution of any proceedings leading to, the placing of Dupasquier in bankruptcy or subject to any other laws governing the affairs of and insolvent person;

i)
there are no claims, proceedings, actions or lawsuits in existence and to the best of Dupasquier's information and belief none are contemplated or threatened against or with respect to the right, title, estate and interest of Dupasquier in the Property;

j)	to the best of his information and belief, all laws, regulations and orders of all governmental agencies having jurisdiction over the Property have been complied with by Dupasquier;
k)	to the best of his information and belief Dupasquier is in good standing under all agreements and instruments affecting the Property to which he is a party or is bound.

2.3 The representations and warranties contained in this section are provided for the exclusive benefit of Force, and a breach of any one or more thereof may be waived by Force in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

2.4 The representations and warranties contained in this section shall be deemed to apply to all assignments, transfers, conveyances or other documents transferring to Force the interest to be acquired hereunder and there shall not be any merger of any covenant, representation or warranty in such assignments, transfers, conveyance or documents, any rule or law, in equity or statute to the contrary notwithstanding.

REPRESENTATIONS AND WARRANTIES OF FORCE

3.1 Force represents and warrants to Dupasquier that:

a)	it has been duly incorporated and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation;

b)
it is or will be prior to acquiring any undivided interest in the Property hereunder, lawfully authorized to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate;

c)
it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated by it will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the articles or the constating documents of it or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which they are bound or to which it or the Property may be subject; and,

d)
no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of Force or the placing of Force in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

3.2 The representations and warranties contained in this section are provided for the exclusive benefit of Dupasquier and a breach of anyone or more thereof may be waived by Dupasquier in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

3.3 The representations and warranties contained in this section shall be deemed to apply to all assignments, transfers, conveyances or other documents transferring to Dupasquier the interest to be acquired hereunder and there shall not be any merger of any covenant, representation or warranty in such assignments, transfers, conveyance or documents, any rule or law, in equity or statute to the contrary notwithstanding.

GRANT AND EXERCISE OF OPTION

4.1 Dupasquier hereby irrevocably grants to Force the sole and exclusive right and Option to acquire all of the right, title, estate and interest of Dupasquier's one hundred (100%) percent net undivided interest) in and to the Property Rights and Property, free and clear of all charges, encumbrances, claims, royalties and net profit interests of whatsoever nature.

4.2 If at any time after the date hereof Force determines in its sole discretion to commission a Feasibility Report recommending the Construction of a Mine, Force shall give written notice thereof to Dupasquier.

4.3 The Option may be exercised at any time (subject to the terms as stated herein) by Force upon:
a)	paying Dupasquier sixty two thousand dollars ($62,000) upon the execution of this agreement;
b)	paying Dupasquier one hundred thousand dollars ($100,000) on or before June 15, 2011;
c)	paying Dupasquier two hundred thousand dollars ($200,000) on or before June,) 5, 2012 and by;
d)	paying Dupasquier four hundred thousand dollars ($400,000) on or before June 15, 2013 (collectively the "Cash Purchase Pricetl),

Until such time as the Option is exercised in accordance with the terms hereof, Force shall have no interest of whatsoever nature in the Property Rights or the Property.

4.5 If and when the Option has been exercised in accordance with Section 4.3 and commencing on the Completion Date:

a)	The undivided right, title and interest of the parties in the Property shall be as follows:

Before Completion Date (net)	After Completion Date (net)
Dupasquier 100%	Dupasquier 0%
Force 0%	Force 100%
Total 100%	Total 100%

b)
the undivided right, title and interest in and to the Property Rights and the Property acquired by Force upon the Completion Date shall vest in Force free and clear of all charges, encumbrances, claims, royalties or net profit interests of whatsoever nature.

4.6 Within 30 days after the Completion Date, Dupasquier shall deliver to Force such number of duly executed transfers which in the aggregate convey Dupasquier's interest to be acquired hereunder in the Property in favour of Force. In the event that Dupasquier shall deliver notice to Force that it has exercised the Option pursuant to the terms hereof, Force shall be entitled to receive and to record such of the transfers contemplated hereby at its own cost with the appropriate governmental office to effect legal transfer of such interest in the Property into the name of Force.

4.7 During the term of this agreement Dupasquier shall deliver to Force such number of duly executed transfers which in the aggregate convey Dupasquier's interest to be acquired hereunder in the Property and the Property Rights in favour of Force. Title to the Property and the Property Rights will be held in trust for the benefit of Force by the legal firm of Maitland & Co., LLP, at their offices located in Vancouver, British Columbia.

CLOSING

5.1 The Closing of this Agreement shall take place at 12 o'clock, noon, PDT, on _________________, __2010, at the offices of the Closing Agent.

5.2 Upon the Closing of this agreement;

i.
Dupasquier shall deliver to the Closing Agent to be held in trust for the parties hereunder such number of duly executed transfers which in the aggregate convey Dupasquier's interest to be acquired hereunder in the Property and the Property Rights in favour of Force, and;

ii.	Force shall pay the portion of the Cash Purchase Price identified in subsection 4.3 a) to Dupasquier .

5.3 Dupasquier and Force will use their best efforts to assist each other in obtaining the requisite regulatory approvals required in connection with the execution, delivery and performance of this Agreement.

5.4 Prior to paying the portion of the Cash Purchase Price identified in subsection 4.3 a) Dupasquier shall have provided evidence to Force, acting reasonably, that the subject claim Property is in good standing.

RIGHT OF ENTRY

6.1 During the term of this Agreement, Forcer and its servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:
a)	enter thereon at their sole risk and expense;
b)	do such prospecting, exploration, development and other mining work thereon and thereunder as Force, in its sole discretion may determine advisable;
c)
bring upon and erect upon the Property such buildings, plant, machinery and equipment as Force may deem advisable and for a period of 180 days following the termination of this Agreement, to remove such buildings, plant, machinery and equipment; and

d)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

TERMINATION OF OPTION

7.1 Provided that Force is not in default pursuant to the provisions hereof, Force shall have the right at any time during the term of this Agreement to terminate the Option by providing not less than forty five (45) days written notice to Dupasquier.

7.2 Notwithstanding the termination of the Option, Force shall have the right, within a period of one hundred and eighty (180) days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of Force, and any such property not removed within such 180 day period shall thereafter become the property of Dupasquier.

FORCE MAJEURE

8.1 If Force is at any time either during the term of this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of Force, the time limits for the performance by Force of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge Force from its obligations hereunder to maintain the Property in good standing.

8.2 Force shall give prompt notice to Dupasquier of each event of force majeure under Section 9.1 and upon cessation of such event shall furnish to Dupasquier notice to that effect together with particulars of the number of days by which the obligations of Force hereunder have been extended by virtue of such event offorce majeure and all preceding events offorce majeure.

CONFIDENTIAL INFORMATION

9.1 The parties to this Agreement shall keep confidential all books, records, files and other information supplied by any party to one of the other parties or to their employees, agents or representative in connection with this Agreement or in respect of the activities carried out on the Property by a party, or related to the sale of minerals, or other products derived from the Property, including all analyses, reports, studies or other documents prepared by a party or its employees, agents or representatives, which contain information from, or otherwise reflects such books, records, files or other information. The parties shall not and shall ensure that their employees, agents or representatives do not disclose, divulge, publish, transcribe, or transfer such information, all or in part, without the prior written consent of the other parties, which may not be arbitrarily withheld and which shall not apply to such information or any part thereof to the extent that:

a) prior to its receipt by a party such information was already in the possession of such party or its employees, agents or representatives; or
b) in respect of such information required to be publicly disclosed pursuant to applicable securities or corporate laws.

ARBITRATION

10.1 The parties agree that all questions or matters in dispute with respect to any dispute shall be settled by arbitration and shall be submitted to arbitration pursuant to the terms hereof.

10.2 It shall be a condition precedent to the right of any parties, to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than ten (10) days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such ten (10) days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in 10.3.

10.3 The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and such other party shall, within fifteen (15) days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within thirty (30) days ofthe appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other parties shall fail to appoint an arbitrator within fifteen (15) days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator, and if the two arbitrators appointed by the party shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Arbitration Act of British Columbia. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award
10.4 The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

DEFAULT AND TERMINATION

11.1 If at any time during the term of this Agreement Force fails to perform any obligation required to be performed by it hereunder or is in breach of a warranty given by it hereunder, which failure or breach materially interferes with the implementation of this Agreement, Dupasquier may terminate this Agreement but only if:

a) it shall have first given to the defaulting Force a notice of default containing particulars of the obligation which the defaulting Force has not performed, or the warranty breached; and
b) the defaulting Force has not, within forty-five (45) days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the defaulting Force hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay, provided however, that this paragraph shall not be extended to a default by Force to exercise an Option pursuant to Article 4 thereof.

11.2 Notwithstanding Section 11.1 hereof, if at any time Force fails to perform a condition precedent to the exercise of the Option, Dupasquier shall be entitled to forthwith terminate this Agreement.

NOTICES

12.1 Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a Post Office in Canada addressed to the party entitled to receive the same, or delivered, telexed, telegraphed or telecopied to such party at the address for such party specified herein pursuant to this Agreement. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, telexed, telegraphed or telecopied, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the fifth business day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.
12.2 Either party may at any time and from time to time notifY the other party in writing of a change or address and the new address to which notice shall be given to it thereafter until further change.

GENERAL

13.1 This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

13.2 No consent or waiver expressed or implied by any party in respect of any breach or default by any other party in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach of default.

13.3 The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully and effectively the intent and purpose of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

13.4 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

13.5 This Agreement shall, (i) be governed by and construed in accordance with the laws of British Columbia and the parties hereby irrevocably attorn to the jurisdiction of the said province and (ii) be subject to the approval of all securities regulatory authorities having jurisdiction, such approvals will be sought in a timely and diligent manner.

13.6 Time shall be of the essence in this Agreement.

13.7 Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

13.8 The rights and obligations of each party shall be in every case several and not joint or joint and several.

13.9 This Agreement may be executed in any number of identical counterparts which shall constitute an original and collectively and separately constitute a single instrument or agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

DALTON DUPASQUIER /s/ Dalton Dupasquier	/s/ Anita Gontiga
witness
Anita Gontiga
name of witness

FORCE ENERGY CORP
/s/ Michael Mathot
Michael Mathot, Director, Secretary, Treasuer

ScbeduleA
to the

Mineral Property Option Agreement
Date_____, _____,2010

Description of Mineral Property (attached)